FocusShares Trust
INVESTMENT ADVISORY AGREEMENT
     THIS INVESTMENT ADVISORY AGREEMENT (“Agreement”) is made this 16th day of November, 2007 by and between FocusShares Trust, a statutory trust organized and existing under the laws of the state of Delaware (the “Trust”), and FocusShares, LLC (the “Advisor”), a limited liability company organized and existing under the laws of the state of Delaware.
RECITALS
1. The Trust is a series-type, open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);
2. The Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;
3. The Trust intends initially to offer shares representing interests in each of the separate series listed on Appendix A attached hereto (each, an “Initial Fund” and, collectively, the “Initial Funds”);
4. The Trust desires to appoint the Advisor to serve as the investment adviser with respect to each of the Initial Funds;
5. The Trust may, from time to time, offer shares representing interests in one or more additional series (each, an “Additional Fund” and, collectively, the “Additional Funds”); and
6. The Trust may desire to appoint the Advisor as the investment adviser with respect to one or more of the “Additional Funds” (each such Additional Fund and Initial Funds being referred to herein individually as a “Fund” and, collectively, as the “Funds”);
     NOW, THEREFORE, in consideration of the promises and the covenants herein, the Trust and the Advisor agree as follows:

ARTICLE I
Duties of the Advisor
     The Trust hereby appoints the Advisor to act as investment adviser to provide directly, or to arrange through third parties, investment advisory services to it and to each Initial Fund, for the period and on the terms and conditions set forth in this Agreement. The Advisor hereby accepts such engagement and agrees during such period, at its own expense, to provide or to arrange to provide such investment advisory services, and to assume the obligations set forth in this Agreement for the compensation provided for herein. In the event that the Trust desires to retain the Advisor to render investment advisory services hereunder with respect to an Additional Fund, and the Advisor is willing to render such services, Appendix A shall be amended in accordance with Article VIII whereupon such Additional Fund shall become a Fund hereunder.
     The Advisor, its affiliates and any investment adviser(s), investment sub-adviser(s) or other parties performing services for the Advisor shall, for all purposes herein, be independent contractors and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust or a Fund in any way or otherwise be deemed agents of the Trust or a Fund.
     The Trust acknowledges and agrees that it is contemplated that the Advisor will manage the investment operations and composition of each Fund of the Trust and render investment advice for each Fund. The Advisor may, at its own expense, select and contract with one or more investment sub-advisers to manage the investment operations and composition of each Fund of the Trust and render investment advice for each Fund. The services provided by the Advisor or any such sub-adviser shall include: (i) furnishing continuously an investment program for each Fund; (ii) managing the investment and reinvestment of Fund assets; (iii) determining which investments shall be purchased, held, sold or exchanged for each Fund and what portion, if any, of the assets of each Fund shall be held uninvested; (iv) making changes on behalf of the Trust in the investments for each Fund; (v) providing the Trust with records concerning the activities for which the Trust is required to maintain records; and (vi) rendering reports to the officers and Board of Trustees of the Trust (the “Board”) concerning the Advisor’s discharge of the foregoing responsibilities. In addition, the Advisor will arrange for other necessary services, including distribution, custodial, transfer agency and administration. The

Advisor shall furnish to the Trust all office facilities, equipment, services and executive and administrative personnel necessary for managing the investment program of the Trust for each Fund. The Advisor may enter into arrangements with other persons affiliated or unaffiliated with the Advisor for the provision of certain personnel and facilities to the Advisor to enable the Advisor to fulfill its duties and obligations under this Agreement.
     The Advisor and any other party performing services covered by this Agreement shall be subject to: (1) the supervision and control of the Board and such policies as the Board may from time to time establish; (2) the restrictions of the Trust’s Declaration of Trust as amended from time to time; (3) the statements relating to each Fund’s investment objectives, investment strategies and investment restrictions as set forth in the currently effective (and as amended or supplemented from time to time) registration statement on Form N-1A of the Trust (the “registration statement”) under the Securities Act of 1933, as amended; (4) the Trust’s compliance manual; and (5) applicable laws and regulations, including the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and any applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”).
     Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the 1940 Act that are prepared or maintained by the Advisor (or any investment sub-adviser) on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust at its request (the “Records”). The Advisor agrees to preserve the Records for the periods prescribed in Rule 31a-2 under the 1940 Act. The Trust and the Advisor agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request. The Advisor shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or lawfully requested by applicable federal or state regulatory authorities.
     In connection with the management of the investment and reinvestment of Fund assets pursuant to this Agreement, the Advisor, acting by its own officers, directors or employees, is authorized to select the brokers or dealers (including brokers and dealers that are affiliated with the Advisor or the Trust’s principal underwriter) that will execute purchase and sale transactions for the Trust. In executing portfolio transactions and selecting brokers or dealers, if any, the Advisor will use its best efforts to seek on behalf of a Fund the best overall terms available, as described, from time to time, in the Trust’s Registration Statement. In assessing the best overall terms available for any transaction, the Advisor shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, the Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the 1934 Act) provided to any Fund of the Trust. The Advisor may pay to a broker or dealer who provides such brokerage and research services a commission for executing a brokerage transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting the transaction if, but only if, the Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided. The Trust acknowledges that any such research may be useful to the Advisor in connection with other accounts managed by it. Brokerage transactions for the Trust may be effected through affiliates of the Advisor if approved by the Board, subject to applicable rules and regulations. The Advisor will promptly communicate to the officers of the Trust and the Board such information relating to Fund transactions as they may reasonably request.
ARTICLE II
The Advisor
     The Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.
     The Advisor will promptly notify the Trust in writing of the occurrence of any of the following events:

     (a)   the Advisor fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Advisor is required to be registered as an investment adviser in order to perform its obligations under this Agreement;
     (b)   the Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and
     (c)   the chief executive officer or principal owners of the Advisor or the portfolio manager of any Fund changes.
ARTICLE III
Allocation of Charges and Expenses
     (a)   The Advisor. The Advisor assumes the expense of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, including the fees and expenses of any sub-adviser retained by the Advisor, and shall, at its own expense, provide the office space, equipment and facilities for such personnel, and shall pay all compensation of officers and trustees of the Trust who are affiliated persons of the Advisor.
     (b)   Trust Expenses. The Advisor agrees to pay all expenses of the Trust, except for: (i) brokerage expenses and other expenses (such as stamp taxes) connected with the execution of portfolio transactions or in connection with creation and redemption transactions; (ii) interest and tax expenses; (iii) dividend or distribution expenses; (iv) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements or indemnification in connection therewith; (v) compensation and expenses of the trustees of the Trust who are not officers, managers, directors, trustees, partners or employees of the Advisor or its affiliates (the “Independent Trustees”); (vi) compensation and expenses of counsel to the Independent Trustees, (vii) compensation and expenses of, or fees and expenses relating to the provision of services of, the Trust’s chief compliance officer and the Trust’s principal financial officer, (viii) distribution fees and expenses, if any, paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (ix) extraordinary expenses, as determined under generally accepted accounting principles; and (x) the Fee payable to the Advisor under Article IV. The payment or assumption by the Advisor of any expense of the Trust that the Advisor is not required by this Agreement to pay or assume shall not obligate the Advisor to pay or assume the same or any similar expense of the Trust on any subsequent occasion.
ARTICLE IV
Compensation of the Advisor
     For the services rendered, the facilities furnished and expenses assumed by the Advisor with respect to each Fund, the Trust shall pay to the Advisor at the end of each calendar month a fee for each Fund calculated as a percentage of the average daily net assets of the Fund at the annual rates set forth in Appendix A of this Agreement. The Advisor’s fee is accrued daily at 1/365th of the applicable annual rate set forth in Appendix A. For the purpose of the fee accrual, the daily net assets of each Fund are determined in the manner and at the times set forth in the Trust’s current prospectus and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined. Appendix A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the advisory fees payable with respect to any Fund duly approved in accordance with Article VIII hereunder.
     In any case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect.
     In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days of the date of termination.

ARTICLE V
Limitation of Liability of the Advisor
     Neither the Advisor nor its officers, directors, employees, agents, affiliated persons or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Advisor against any liability to the Trust or its shareholders resulting from any willful misfeasance, bad faith or gross negligence in the performance of its duties or obligations hereunder, the reckless disregard of its duties or obligations hereunder, or breach of its fiduciary duty to the Trust, any Fund or its shareholders.
ARTICLE VI
Activities of the Advisor
     The Advisor’s services under this Agreement are not exclusive. The Advisor may provide the same or similar services to other clients and is not required to give priority to one or more of the Fund over its other client accounts or portfolios.
     It is understood that trustees, officers, employees and shareholders of the Trust are or may become interested persons of the Advisor, as trustees, officers, employees and shareholders or otherwise, and that trustees, officers, employees and shareholders of the Advisor are or may become similarly interested persons of the Trust, and that the Advisor may become interested in the Trust as a shareholder or otherwise.
ARTICLE VII
Limitation of Liability Under the Declaration of Trust; Force Majeure
     (a)   The Declaration of Trust establishing the Trust provides that no trustee, shareholder, officer, employee or agent of the Trust shall be subject to any personal liability in connection with Trust property or the affairs of the Trust and that all persons should shall look solely to the Trust property or to the property of one or more specific Funds for satisfaction of claims of any nature arising in connection with the affairs of the Trust.

     (b)   Notwithstanding any other provision of this Agreement, the Advisor shall not be liable for any loss suffered by the Trust or its shareholders caused directly or indirectly by circumstances beyond the Advisor’s reasonable control including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, wars, riots or failures of communication or power supply. In the event of equipment breakdowns beyond its reasonable control, the Advisor shall take reasonable steps to minimize service interruptions, but shall have no liability with respect thereto.
ARTICLE VIII
Effectiveness, Duration and Termination of this Agreement
     This Agreement shall not become effective unless and until it is approved by the vote of a majority of the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and, to the extent required by the 1940 Act, by the vote of a majority of the outstanding voting shares of each Fund. This Agreement shall become effective as to the Initial Funds on the date hereof. This Agreement may be extended to cover any Additional Fund of the Trust that may be created in the future. This Agreement shall become effective as to each such Additional Fund when an amendment to Appendix A reflecting the addition of such Additional Fund is approved by the vote of a majority of the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and, to the extent required by the 1940 Act, by the vote of a majority of the outstanding voting shares of such Additional Fund. As to each Fund of the Trust, the Agreement shall continue in effect for two years from the date hereof with respect to each Initial Fund and, with respect to each Additional Fund, for two years from the date on which such Fund becomes a Fund hereunder, and shall thereafter continue in effect from year to year so long as such continuance is specifically approved for each Fund at least annually (as construed consistent with the 1940 Act and the rules and regulations thereunder) by: (a) the vote of a majority of the Board, or by the vote of a majority of outstanding voting shares attributable to the shares of the Fund; and (b) a vote of a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. If the shareholders of any Fund fail to approve the Agreement of any continuance of the Agreement as provided herein, the Advisor may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder.
     This Agreement may be terminated at any time as to any Fund or to all Funds, without the payment of any penalty, by the Board, or by vote of a majority of the outstanding votes attributable to the shares of the applicable Fund, or by the Advisor, on not less than 30 days’ nor more than 60 days’ written notice to the other party; provided, that a shorter notice period shall be permitted for a Fund in the event its shares are no longer listed on a national securities exchange. If this Agreement is terminated only with respect to one or more, but less than all, of the Funds, or if a different investment manager is appointed with respect to an Additional Fund, the Agreement shall remain in effect with respect to the remaining Funds. This Agreement shall automatically terminate in the event of its assignment.
     Any approval, amendment or termination of this Agreement with respect to a Fund will not require the approval of a majority of the outstanding voting securities of any other Fund or the approval of a majority of the outstanding voting securities of the Trust, unless such approval is required by applicable law.
ARTICLE IX
Amendments of this Agreement
     Any amendment to this Agreement that is material shall become effective with respect to a Fund only upon approval of the Advisor, the Board (including the approval by the vote of a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval) and, if required under the 1940 Act, a majority of the outstanding voting shares of the Fund.
ARTICLE X
Definitions of Certain Terms
     The terms “assignment,” “affiliated person,” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding voting shares” attributable to the shares of a Fund means the lesser of (1) 67% or more of the votes attributable to such Fund present at a meeting if the holders of more than 50% of such votes are present or represented by proxy, or (2) more than 50% of the votes attributable to shares of the Fund.
ARTICLE XI
Governing Law
     This Agreement shall be construed in accordance with laws of the State of Delaware, and applicable provisions of the Advisers Act and 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.
ARTICLE XII
Severability
     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
ARTICLE XIII
Survival After Termination
     The rights and obligations set forth in Articles V and VII shall survive the termination of this Agreement.
ARTICLE XIV
Miscellaneous
     (a)   Notice. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or the Advisor in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section. A copy of any notice given to the Trust shall be delivered to: Peter J. Shea, Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022-2585.

     (b)   Execution By Counterpart. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.
     (c)   Entire Agreement. This Agreement contains the entire understanding and agreement of the parties.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

FocusShares Trust

/s/ Michael Voskian

By: Michael Voskian

Title: President

ATTEST:

FocusShares, LLC

/s/ Erik Liik

By: Erik Liik

Title: CEO and President

ATTEST:

Appendix A
FocusShares Trust

Name of Fund	Management Fee Rate

FocusShares ISE Homebuilders Index	0.65% bps

FocusShares ISE SINdex	0.65% bps

FocusShares ISE-CCM Homeland Security Index	0.65% bps

FocusShares ISE-REVERE Wal-Mart Suppliers Index	0.65% bps